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                                                                    EXHIBIT 10.5
                             COOPERATION AGREEMENT
                             ---------------------



In addition to the Joint Venture Agreement among

     Nippei Toyama Corporation (NTC)
     Rofin-Sinar Laser GmbH (RSL) and
     Marubeni Corporation (MC)

regarding Rofin-Marubeni Laser Corporation, NTC and RSL have entered into this COOPERATION AGREEMENT.



1.   Strategic Partnership
     ---------------------
     NTC, as a laser system manufacturer and RSL, as a laser source manufacturer have agreed to form a strategic partnership with the objective to assist each other where possible in maximizing their market shares in the Japanese market. NTC is RSL's most favoured OEM customer in Japan, and RSL is NTC's most favoured supplier of laser sources.

2.   Product Development
     -------------------
     RSL and NTC will inform each other regularly about their respective laser source and laser systems development programmes. In the definition phase of a laser development programme, RSL will ask NTC for their requirements as they relate to NTC's system development programmes. In the implementation phase RSL will keep NTC informed about progress and time schedule.


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     NTC will inform RSL about scope and objective of their systems development programmes and define, as early as possible, their required laser source specifications. RSL and NTC agree not to develop products which will compete with the other party's products. In this regard, the competing products mean the processing machine system for NTC and the CO2 laser source for RSL.

3.   Market Support
     --------------
     Market information will be exchanged regularly between the two parties.
     RSL will give to NTC service support and a reasonable amount of sales support in markets outside Japan. However, it is understood that RSL needs to maintain a neutral position towards its different OEM customers.

4.   Laser Supply
     ------------
     RSL will be NTC's first source and most favoured supplier of lasers. PSL understands that NTC from time to time may have to integrate laser sources from RSL's competitors. It is the intention of NTC to take at least 2/3 of their total need for CO2-lasers from the Rofin-Sinar Group, including Rofin-Marubeni Laser Corporation, provided the technical level and the business conditions such as price, delivery time, maintenance and services of RSL lasers satisfy NTC's need.


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     NTC will make its best efforts to communicate these needs to Rofin-Sinar in a timely manner, and Rofin-Sinar will make its best efforts to fulfill them. NTC understands that RSL will supply lasers to NTC's competitors. However, RSL will offer their products to NTC at most favourable and best conditions.

5.   Meetings
     --------
     Both parties agree to arrange meetings regularly and at least once a year to discuss all issues defined in this cooperation agreement.
     Participants at these meetings will be, among others, the companies' technical and marketing executives.

6.   Confidentiality
     ---------------
     Both parties agree to keep existence and content of this Agreement strictly confidential.

7.   Term of Agreement
     -----------------
     This Agreement is valid for an initial period of five (5) years, after which it can be terminated with 1 year notice. If this agreement is terminated pursuant to this clause, then RSL and NTC reserve the right to re-negotiate the Joint Venture Agreement Section 14, paragraph 14.1



Nippei Toyama Corporation                     Rofin Sinar Laser GmbH


/s/                                           /s/
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Dated:  May 27, 1992
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